Exhibit 3.1(k)

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

First:  The name of the limited liability company is Choice One Communications Resale L.L.C.

Second:  The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, DE 19904, County of Kent.  The name of its Registered agent at such address is National Registered Agents, Inc.

Third:  (Use this paragraph only if the company is to have a specific effective date of dissolution.)  “The latest date on which the limited liability company is to dissolve is                                   .”

Fourth:  (Insert any other matters the members determine to include herein.)

The purpose of the limited liability company shall be:  To engage in any lawful act or activity for which a limited liability company may be formed under the laws of the State of Delaware.

Fifth:  The name and address of the incorporator is as follows:

Pamela L. Deane    c/o One Communications Corp., 5 Wall Street, Burlington, MA 01803

In Witness Whereof, the undersigned have executed this Certificate of Formation of Choice One Communications Resale, L.L.C. this 3rd day of March, 2009.

By:	/s/ Pamela L. Deane
Authorized Person(s)

NAME:	Pamela L. Deane
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